EXHIBIT 5.1
KUTAK ROCK LLP
Suite 1000
1101 Connecticut Avenue, N.W.
Washington, D.C. 20036
September 15, 2009
UDR, Inc.
1745 Shea Center Drive, Suite 200
Highlands Ranch, CO 80129
Ladies and Gentlemen:
     We have acted as counsel for UDR, Inc., a Maryland corporation (the “Company”), in connection with the Prospectus Supplement, dated September 15, 2009 (the “Prospectus Supplement”), to the Company’s Prospectus dated December 1, 2008, included in the Company’s Registration Statement on Form S-3 (Registration No. 333-156002) (the “Registration Statement”). The Prospectus Supplement was filed with the Securities and Exchange Commission (the “Commission”) in connection with the issuance and sale by the Company of up to 15,000,000 shares of the Company’s common stock, $0.01 par value per share (the “Shares”), in accordance with that certain Sales Agreement, dated as of September 15, 2009 (the “Sales Agreement”), among the Company, Merrill Lynch, Pierce, Fenner & Smith Incorporated and Morgan Stanley & Co. Incorporated.
     In connection with this opinion, we have reviewed the Prospectus Supplement, the Registration Statement, the Sales Agreement, certain of the Company’s corporate records, documents and instruments, and such other documents, and have considered such legal matters as we have deemed necessary for purposes of rendering the opinion set forth herein.
     In connection with this opinion, we have relied on the Company’s records and have assumed the accuracy and completeness thereof. We have also assumed the genuineness of the signatures and the authenticity of all documents submitted to us as originals and the conformity with originals of all items submitted to us as copies. We also have relied upon a certificate of an officer of the Company as to certain factual matters.
     Based upon and subject to the foregoing, we are of the opinion that the Shares have been duly and validly authorized and, when issued and delivered by the Company upon payment of the purchase price therefor in accordance with the Sales Agreement, will be validly issued, fully paid and nonassessable.
     We express no opinion as to the matters governed by the laws of any jurisdiction other than the laws of the State of Maryland, as in effect on the date hereof.

     We hereby consent to the filing of this opinion with the Commission as Exhibit 5.1 to the Company’s Current Report on Form 8-K filed on or about September 15, 2009 and to the incorporation by reference of this opinion in the Registration Statement, and to the reference to our firm under the caption “Legal Matters” in the Prospectus Supplement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Commission.

Very truly yours,
/s/ Kutak Rock LLP